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                     November 23, 2022

       Tilman J. Fertitta
       Co-Chairman and Chief Executive Officer
       Landcadia Holdings IV, Inc.
       1510 West Loop South
       Houston, TX 77027

                                                        Re: Landcadia Holdings
IV, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 17,
2022
                                                            File No. 001-40283

       Dear Tilman J. Fertitta:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Russell Deutsch